EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-122289, 333-119547, 333-117121, 333-115082, 333-112465, 333-114162, 333-112272, 333-110003, 333-109387, 333-107729, 333-106748, 333-104267, 333-102610, 333-101782, 333-100272, 333-98575, 333-91788, 333-85930, 333-85352, 333-76034, 333-76266, 333-57676, 333-89761 and 333-67317 of Investors Real Estate Trust on Form S-3 of our reports dated May 22, 2003 (June 23, 2005 as to the effects of discontinued operations in Note 12 and Note 13), appearing in the Annual Report on Form 10-K of Investors Real Estate Trust for the year ended April 30, 2005.

/s/ BRADY, MARTZ & ASSOCIATES, P.C.

Minot, North Dakota, USA
July 12, 2005

 2005 Annual Report